EXHIBIT 12

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

  Computation of Ratio of Earnings to Fixed Charges and Computation of Ratio of
      Earnings to Combined Fixed Charges and Preferred Stock Dividends Nine

                   Months Ended September 30, 2000 (Unaudited)



(Dollar Amounts In millions)                                                                         Ratio of
                                                                                                    Earnings to
                                                                                                   Combined Fixed
                                                                                     Ratio of        Charges and
                                                                                   Earnings to     Preferred Stock
                                                                                 Fixed Charges        Dividends
                                                                                 ----------------- -----------------
Net earnings                                                                        $  3,729         $  3,729
Provision for income taxes                                                             1,508            1,508
Minority interest in net earnings of consolidated affiliates                              62               62
                                                                                    --------         --------
Earnings before provision for income taxes and minority interest                       5,299            5,299
                                                                                    --------         --------
Fixed charges:
        Interest                                                                       7,903            7,903
        One-third of rentals                                                             291              291
                                                                                    --------         --------
Total fixed charges                                                                    8,194            8,194
Less interest capitalized, net of amortization                                           (90)             (90)
                                                                                    --------         --------
Earnings before provision for income taxes and minority interest,
   plus fixed  charges                                                              $ 13,403         $ 13,403
                                                                                    ========         ========
Ratio of earnings to fixed charges                                                      1.64
                                                                                    ========
Preferred stock dividend requirements                                                                $     94
Ratio of earnings before provision for income taxes to net earnings                                      1.40
                                                                                                     --------
Preferred stock dividend factor on pre-tax basis                                                          132
Fixed charges                                                                                           8,194
                                                                                                     --------
Total fixed charges and preferred stock dividend requirements                                        $  8,326
                                                                                                     ========
Ratio of earnings to combined fixed charges and preferred stock dividends                                1.61
                                                                                                     ========

For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.